Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$247,200,000	(1)(2)	0.0001102	$27,241.44	(3)
Fees Previously Paid
Total Transaction Valuation	$247,200,000
Total Fees Due for Filing				$27,241.44
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$27,241.44

(1)	In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Stratim Cloud Acquisition Corp. (the “Company”) to which this transaction applies is estimated, as of June 14, 2023, to be 24,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of the maximum number of shares of Class A Common Stock issuable upon the exchange of common units of Force Pressure Control, LLC (“Common Units”), assuming the FPC Members elect to retain all the Common Units owned by them at the Closing of the transaction, as described in the proxy statement, together with an equal number of shares of the Company’s Class C common stock, par value $0.0001 per share, estimated to be issued or issuable in connection with the business combination described in the proxy statement.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the product of (i) 24,000,000 shares of Class A Common Stock and (ii) $10.30, the average of the high and low trading prices of the Class A Common Stock on June 12, 2023 (within five business days prior to the date of the proxy statement).

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.0001102.